Exhibit 2.2
AMENDMENT NO. 1 TO
PURCHASE AND SALE AGREEMENT
This AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT, dated as of July 21, 2021 (this “Amendment”), is entered into by and between Blackstone Mortgage Trust, Inc. (formerly known as Capital Trust, Inc.), a Maryland corporation (the “Company”) and Huskies Acquisition LLC, a Delaware limited liability company (the “Purchaser”). This Amendment is an amendment to the Purchase and Sale Agreement, dated as of September 27, 2012 (the “Agreement”), by and between the Company and the Purchaser.
W I T N E S S E T H:
WHEREAS, the Company and the Purchaser desire to amend the Agreement with respect to the matters set forth herein.
NOW THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto hereby agree as follows:
Section 1.Amendments.
(a)The Agreement is hereby amended by replacing all references to “Capital Trust, Inc.” and “CT” with “Blackstone Mortgage Trust, Inc.” and “BXMT”, respectively.
(b)The Agreement is hereby amended to amend and restate the second sentence of Section 7.11(a) of the Agreement in its entirety to read as follows:
From and after the Closing Date until such time as Purchaser and its Affiliates collectively beneficially own fewer than 250,000 New BXMT Shares (appropriately adjusted for any stock splits, reverse stock splits or similar events) (the “Termination Date”), BXMT shall, in accordance with and subject to the MGCL and the rules of the NYSE, acting through the BXMT Board, (i) nominate for election to the BXMT Board two (2) director nominees designated by Purchaser (the “Purchaser Designees”) at each annual or special meeting of BXMT’s stockholders at which directors are to be elected and use its best efforts to cause the election of such Purchaser Designees by BXMT’s stockholders and (ii) ensure that the BXMT Bylaws provide that the Blackstone Mortgage Trust, Inc. Board shall be comprised of no more than nine (9) members unless otherwise agreed to in writing by Purchaser.

(c)The Agreement is hereby amended to amend the notice details for the Company in Section 12.1 of the Agreement to read as follows:
All notices, demands or requests required or permitted to be given pursuant to this Agreement must be in writing, to the following addresses:

(a)	if to Purchaser, to:

c/o The Blackstone Group Inc.
345 Park Avenue
New York, NY 10154
		Attention:	Chief Legal Officer and Leon Volchyok
		Email:	John.Finley@Blackstone.com Leon.Volchyok@Blackstone.com

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017-3954
		Attention:	Brian Stadler
Patrick Naughton
		Facsimile:	212-455-2502
		Email:	bstadler@stblaw.com
pnaughton@stblaw.com

(b)	if to Seller, to:

c/o Blackstone Mortgage Trust, Inc.
345 Park Avenue, 42nd Floor
New York, New York 10154
		Attention:	Katie Keenan
		Email:	Katie.Keenan@Blackstone.com

All notices, demands and requests to be sent to a party pursuant to this Agreement shall be deemed to have been properly given or served if: (i) sent by email; (ii) personally delivered; (iii) deposited for next day delivery by FedEx, or other similar nationally recognized overnight courier services, addressed to such party; (iv) transmitted by facsimile (and telephonically confirmed) or (v) deposited in the United States mail, addressed to such party, prepaid and registered or certified with return receipt requested. All notices, demands and requests so given shall be deemed received: (A) when received, if sent by email; (B) when personally delivered; (C) on the date of facsimile delivery and telephonic confirmation; (D) twenty-four (24) hours after being deposited for next day delivery with an overnight courier; or (E) seventy-two (72) hours after being deposited in the United States mail.

Section 2.Status. This Amendment amends the Agreement, but only to the extent expressly set forth herein. All other provisions of the Agreement remain in full force and effect. After this Amendment becomes effective, all references in the Agreement to “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Agreement shall be deemed to be references to the Agreement as amended by this Amendment. The Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects. Unless otherwise defined herein, initially capitalized terms have the meaning given them in the Agreement.

Section 3.Representations. In order to induce both the Company and the Purchaser to execute and deliver this Amendment, each party represents that as of the date hereof, it is in full compliance with all of the terms and conditions of the Agreement, including, but not limited to, the warranties and representations set forth in the Agreement.
Section 4.Governing Law. This Amendment shall be governed by and construed in accordance with the applicable terms and provisions of Section 12.7 of the Agreement, which terms and provisions are incorporated herein by reference.
Section 5.Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.
Section 6.Facsimile Execution. Facsimile signatures on counterparts of this Amendment are hereby authorized and shall be acknowledged as if such facsimile signatures were an original execution, and this Amendment shall be deemed as executed when an executed facsimile hereof is transmitted by a party to any other party.
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IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the date first written above.
Blackstone Mortgage Trust, Inc.

By:     /s/ Leon Volchyok
    Name: Leon Volchyok
    Title: Chief Legal Officer & Secretary

Huskies Acquisition LLC

By:     /s/ Michael Nash
    Name: Michael Nash
    Title: Senior Managing Director